Exhibit 10.3

Hologic, Inc. 2008 Equity Incentive Plan

Restricted Stock Unit Award

Grant Date: August 1, 2012	Restriction Lapse Date: November 1, 2013

Restricted Stock Unit Grant (the “Grant”)

1. Grant. The Compensation Committee (“Committee”) of the Board of Directors of Hologic, Inc. (“Company”) has granted 133,333 Restricted Stock Units (“RSUs”) to Carl W. Hull (the “Grantee”). Each RSU entitles the Grantee to receive from the Company (i) one share of Hologic, Inc. common stock, par value $0.01 per share, and (ii) the right to receive notional dividend equivalents, if any, each in accordance with the terms of (a) this Grant, (b) the Hologic, Inc. 2008 Equity Incentive Plan (the “Plan”), (c) any rules and procedures adopted by the Committee, and (d) that certain Retention and Severance Agreement dated July 10, 2012, between the Company and the Grantee (the “Retention Agreement”).

2. Restricted Stock Units. The Company will deliver to the Grantee, as of the Restriction Lapse Date, one share of Company common stock, par value $0.01, for each RSU of the Grant which become vested on the Restriction Lapse Date as set forth in paragraph 4 (the “Issue Date”).

3. Dividend Equivalents. Until the Issue Date, whenever dividends are paid or distributed with respect to the Company’s common stock, the Grantee shall be entitled to receive notional dividend equivalents in an amount equal in value to the amount of the dividend or property distributed on a single share of common stock multiplied by the number of RSUs credited to the Grantee’s account as of the record date for such dividend or distribution. Payment of the notional dividend equivalents paid on RSUs will be withheld by the Company and shall be delivered to the Grantee as of the Issue Date, if and only to the extent that the RSUs have vested as of said date, as set forth in paragraph 4.

4. Vesting. All of the RSUs granted hereby will vest on the Restriction Lapse Date only if the Grantee remains employed by the Company as set forth in the Retention Agreement at all times prior to the Restriction Lapse Date or as otherwise provided herein. The RSUs shall not vest and this Agreement shall terminate and Grantee shall have no further rights hereunder, including without limitation any rights to receive any Dividend Equivalents as set forth in paragraph 3, if such employment of Grantee with the Company is terminated prior to the Restriction Lapse Date: (a) by the Company for Cause (as defined in Section 1.4 of the Retention Agreement); (b) by the Company due to Grantee’s Disability (as defined in Section 1.6 of the Retention Agreement); (c) by reason of the Grantee’s death; or (d) by the Grantee without Good Reason (as defined in Section 1.7 of the Retention Agreement). Notwithstanding anything to the contrary herein, in the event that the Grantee’s employment with the Company is terminated prior to the Restriction Lapse Date by the Company without Cause (as defined in Section 1.4 of the Retention Agreement) or the Grantee terminates his employment with the Company for Good Reason (as defined in Section 1.7 of the Retention Agreement), then the RSUs shall be immediately and irrevocably vested and the effective date of such termination shall be a Restriction Lapse Date.

5. Voting and other Rights. The Grantee shall have no rights of ownership in the RSUs or the underlying shares of Company common stock, and shall have no right to vote the RSUs or the underlying sharers of Company common stock until the date on which the RSUs vest.

6. Incorporation of Plan and Retention Agreement. Except as otherwise expressly provided herein, all terms used in this Grant have the same meaning as given such terms in the Plan. This Grant incorporates and is subject to the provisions of the Plan and the Retention Agreement, and such Plan and Retention Agreement shall be deemed a part of the Grant for all purposes. A copy of the Plan will be furnished to Grantee upon request.

7. 409A Compliance. The Company may, in its sole and absolute discretion, delay payments hereunder or make such other modifications with respect to the issuance of stock hereunder as it reasonably deems necessary to comply with Section 409A of the Code and interpretative guidance thereunder.

8. Entire Agreement. This Grant, the Plan, and the Retention Agreement, contain all of the provisions applicable to the RSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Grantee.

CARL W. HULL		HOLOGIC, INC.

/s/ Carl W. Hull	By:	/s/ Glenn P. Muir
	Name: Title:	Glenn P. Muir Executive Vice President, Finance and Administration, Chief Financial Officer, Assistant Treasurer and Assistant Secretary